EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 26, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to discontinued operations described in Note 20 which is as of December 13, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Nabors Industries Ltd.’s Current Report on Form 8-K dated December 13, 2010. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 13, 2010